UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Citizens BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 27131

Raleigh, North Carolina 27611-7131

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of shareholders of First Citizens BancShares, Inc. will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 23, 2007.

The purposes of the meeting are:

1.	Election of Directors: To elect 23 directors for one-year terms; and

2.	Other Business: To transact any other business properly presented for action at the Annual Meeting.

You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the enclosed envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.

This notice and the enclosed proxy statement and form of appointment of proxy are being mailed to our shareholders on or about March 20, 2007.

By Order of the Board of Directors

James E. Creekman

Secretary

YOUR VOTE IS IMPORTANT.

WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION

IN VOTING YOUR PROXY CARD IS APPRECIATED.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

General

This proxy statement is dated March 20, 2007, and is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the 2007 Annual Meeting of our shareholders and at any adjournments of the meeting. The Annual Meeting will be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 23, 2007.

In this proxy statement, the terms “you,” “your” and similar terms refer to the shareholder receiving it. The terms “we,” “us,” “our” and similar terms refer to First Citizens BancShares, Inc. “FCB” and “IronStone” refer to our banking subsidiaries, First-Citizens Bank & Trust Company and IronStone Bank, and “the Banks” refers to our bank subsidiaries collectively.

Voting

If your shares of our common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways. You can sign, date and return to us an appointment of proxy (a proxy card) in the form enclosed with this proxy statement (or validly appoint another person to vote your shares for you), or you can attend the Annual Meeting and vote in person.

If your shares of our stock are held for you in “street name” by a broker or other nominee, then the record holder of your shares is required to vote them for you. You will need to follow the directions your broker or nominee provides you and give it instructions as to how your shares should be voted. Brokers and other nominees who hold shares in street name for their clients typically have the authority to vote the shares on “routine” matters, such as the election of directors, when they have not received instructions from the beneficial owners of the shares. However, without specific voting instructions from beneficial owners, brokers and nominees generally are not allowed to exercise their voting discretion with respect to the approval of non-routine matters.

Solicitation and Voting of Proxies

A proxy card is included with this proxy statement that provides for you to name seven of our directors (George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr.), individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. Please sign and date your proxy card and return it in the enclosed envelope so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, the shares of our common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card but do not give any voting instructions, then your shares will be voted by the Proxies “FOR” the election of each of the 23 nominees for director named in Proposal 1 below. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting but, if any other matter is properly presented for action by our shareholders, your proxy card will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting, including motions to adjourn the meeting.

Revocation of Appointment of Proxy; How You Can Change Your Vote

If you are the record holder of your shares and you sign and return a proxy card and later wish to revoke it or to change the voting instructions you gave the Proxies in your proxy card, you can do so at any time before the voting takes place at the Annual Meeting by taking one of the following actions:

•	give our Corporate Secretary a written notice that you want to revoke your proxy card;

•	sign and submit another proxy card dated after the date of your original proxy card; or

•

attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card and vote your shares in person. Attending the Annual Meeting alone without notifying our Corporate Secretary will not revoke your proxy card.

If your shares are held in “street name” and you want to change voting instructions you have given to your broker or other nominee, you must contact your broker or nominee and follow its directions.

Expenses and Method of Solicitation

We will pay all costs of soliciting proxy cards for the Annual Meeting, including costs of preparing and mailing this proxy statement. We are requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of our proxy solicitation materials to their principals and request their voting instructions, and we may reimburse those persons for their expenses in doing so. In addition to using the mail, the Banks’ and our directors, officers and employees may solicit proxy cards, either personally, by telephone or by other methods of communication, but they will not receive any additional compensation from us for doing so.

In connection with the solicitation of proxy cards for the Annual Meeting, we have not authorized anyone to give you any information, or make any representation to you, that is not contained in this proxy statement. If anyone gives you any other information or makes any other representation to you, you should not rely on it as having been authorized by us.

Record Date and Voting Securities

The close of business on March 5, 2007, is the “Record Date” we are using to determine which shareholders are entitled to receive notice of and to vote at the Annual Meeting and how many shares they are entitled to vote. Our voting securities are the 8,756,778 shares of Class A Common Stock (“Class A Common”) and 1,677,675 shares of Class B Common Stock (“Class B Common”) that were outstanding on the Record Date. You must have been a record holder of our stock on the Record Date in order to vote at the meeting.

Voting Procedures; Votes Required for Approval

A quorum must be present for business to be conducted at the Annual Meeting. A quorum consists of a majority of the total outstanding shares of our Class A Common and Class B Common entitled to be voted at the meeting. Shares represented in person or by proxy at the meeting will be counted for the purpose of determining whether a quorum exists. If you return a valid proxy card or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting.

Our directors are elected by a plurality of the votes cast in elections. In the election of directors at the Annual Meeting, the 23 nominees receiving the highest numbers of votes will be elected. Abstentions and broker non-votes will have no effect in the voting for directors, but they will have the same effect as votes against any other matter voted on by our shareholders at the Annual Meeting. You may cast one vote for each share of Class A Common, and 16 votes for each share of Class B Common, that you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders at the Annual Meeting. You may not cumulate your votes in the election of directors.

PROPOSAL 1:    ELECTION OF DIRECTORS

General

Our Bylaws provide that:

•

our Board of Directors will consist of not less than five nor more than 30 members, and our Board is authorized to set and change the actual number of our directors from time to time within those limits; and

•	our directors are elected each year at the Annual Meeting for terms of one year or until their successors have been duly elected and qualified.

Nominees

The number of our directors currently is set at 22, and there is one vacancy on the Board resulting from the retirement of Freeman R. Jones during 2006. Joseph T. Maloney, Jr., one of our current directors, has notified us that he wishes to retire from the Board at the end of his current term and has withdrawn his name from nomination for reelection. The number of our directors will be 23 for the year following the Annual Meeting, and 20 of our current 21 directors, and three new candidates, who are listed below have been nominated for election as directors at the meeting.

Name and Age	Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
John M. Alexander, Jr. 57	Director	1990	President, General Manager and Chief Operating Officer, Cardinal International Trucks, Inc. (truck dealer)
Carmen Holding Ames (3) 38	Director	1996	Homemaker
Victor E. Bell III 50	Director	2002	Chairman and President, Marjan, Ltd. (real estate investments)
George H. Broadrick 84	Director	1975	Retired; our former President
Hope Holding Connell (3) 44	Director; Executive Vice President and Business Banking Segment Manager; President of IronStone Bank	2006	Our executive officer
H. M. Craig III 50	Director	1998	Vice President and director, Gaston County Dyeing Machine Company (textile machinery manufacturer)
H. Lee Durham, Jr. (4) 58	Director	2003	Retired; until 2002, partner, PricewaterhouseCoopers LLP (public accounting firm)
Lewis M. Fetterman 85	Director	1980	Chairman and Chief Executive Officer, Super Soil Systems USA, Inc. (animal waste control); President and owner, LMF Farms (swine production)
Daniel L. Heavner 59	None	New nominee	Managing Partner; Heavner Furniture Market - Glenwood (retail furniture sales)
Frank B. Holding (3) 78	Director and Executive Vice Chairman	1962	Our executive officer
Frank B. Holding, Jr. (3) (4) 45	Director and President	1993	Our executive officer
Lewis R. Holding (3) 79	Director; Chairman and Chief Executive Officer	1957	Our executive officer

Name and Age	Positions With Us and the Banks (1)	Year First Elected (2)	Principal Occupation and Business Experience
Charles B. C. Holt 74	Director	1995	Director (formerly President and Secretary/Treasurer), Holt Oil Company, Inc. (wholesale petroleum marketer)
James B. Hyler, Jr. 59	Director; Vice Chairman and Chief Operating Officer	1988	Our executive officer
Lucius S. Jones 64	Director	1994	President, Chief Executive Officer and owner, United Realty & Construction Company, Inc. (residential development and construction)
Robert E. Mason IV 48	None	New nominee	President and Chief Executive Officer, R. E. Mason Company (industrial automation and services)
Robert T. Newcomb 46	Director	2002	Chairman and President, Newcomb Affiliates, Inc. and its subsidiary, Newcomb & Company (mechanical contractors)
Lewis T. Nunnelee II 81	Director	1979	Chairman, Coastal Beverage Company, Inc. (wholesale distributor)
James M. Parker 64	Executive Vice President and Chief Operating Officer of IronStone Bank	New nominee	Our executive officer
C. Ronald Scheeler 74	Director	2003	Retired since 1991; former managing partner, Ernst & Young (public accounting firm); Chairman of the Board of Directors, North Carolina Community Foundation
Ralph K. Shelton 64	Director	2003	President and Chief Executive Officer; Southeast Fuels Inc. (bulk fuel distributor)
R. C. Soles, Jr. 72	Director	1995	Attorney; senior partner, Soles, Phipps, Ray & Prince (law firm); Senator, North Carolina State Senate
David L. Ward, Jr. 71	Director	1971	Attorney; senior member, Ward and Smith, P.A. (law firm)

(1)	Each of our directors also serves as a director of FCB. Messrs. Alexander, Craig, Durham, F. Holding, Jr., L. Holding, Hyler, Jones, Newcomb and Shelton and Ms. Connell also serve as directors of IronStone. Listings of the members of committees of our Board are contained below under the heading “Committees of Our Board.”
(2)	“First elected” refers to the year in which each individual first became our director or a director of one of our predecessors or, if before 1982, a director of FCB.
(3)	Mr. L. Holding and Mr. F. Holding are brothers. Ms. Ames is the daughter of Mr. L. Holding and the niece of Mr. F. Holding. Mr. F. Holding, Jr. is the son of Mr. F. Holding, the brother of Ms. Connell, and the nephew of Mr. L. Holding. Ms. Connell is the daughter of Mr. F. Holding, the sister of Mr. F. Holding, Jr., and the niece of Mr. L. Holding.
(4)	Certain of our directors and nominees for director also serve as directors of other publicly held companies. Mr. F. Holding, Jr. serves as a director of Piedmont Natural Gas Company, Inc., Charlotte, NC. Mr. Durham serves as a director of Triad Guaranty, Inc., Winston-Salem, NC.

Our Board of Directors recommends that you vote “FOR” each of the 23 nominees named above.

The 23 nominees receiving the highest numbers of votes will be elected.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors periodically reviews transactions, relationships and other arrangements involving our directors and determines which of the directors the Board considers to be “independent.” In making those determinations, the Board applies the independence criteria contained in the listing requirements of The Nasdaq Stock Market. The following table lists persons who served as directors during 2006, and all nominees for election as new directors at the Annual Meeting, who our Board believes are, or will be, “independent” directors under Nasdaq’s criteria.

John M. Alexander, Jr.	Daniel L. Heavner (1)	Robert E. Mason IV (1)
Victor E. Bell III	Charles B. C. Holt	Robert T. Newcomb
H. M. Craig III	Freeman R. Jones (2)	Lewis T. Nunnelee II
H. Lee Durham, Jr.	Lucius S. Jones	Ralph K. Shelton
Lewis M. Fetterman	Joseph T. Maloney, Jr.	R. C. Soles, Jr.

(1)	Mr. Heavner and Mr. Mason are nominees for election as new outside directors.
(2)	Mr. Jones retired from service as a director effective on October 31, 2006.

In addition to the specific Nasdaq criteria, in the determination of each director’s or nominee’s independence, the Board considers whether it believes transactions that are disclosable in our proxy statements as “related person transactions,” as well as any other transactions, relationships arrangements or factors (including our directors’ borrowing relationships with the Banks), could impair their ability to exercise independent judgment. In its determination that the above directors are independent, those other factors considered by the Board included: (1) Mr. Bell’s interest in an entity that is co-owner of investment real property with our Chairman, Lewis R. Holding; (2) Mr. Heavner’s and his family’s interest, and his position as a general partner, in a real estate partnership in which a company owned by our Executive Vice Chairman, Frank B. Holding, and his family members also is a partner and holds an interest, and (3) services provided from time to time by Mr. Newcomb’s mechanical engineering firm, directly and on a competitive bid basis as a subcontractor, in connection with the construction or renovation of FCB’s facilities.

Attendance by Directors at Meetings

Board of Directors Meetings.    Our Board of Directors met five times during 2006. Each current director attended at least 75% of the aggregate number of those meetings and meetings of any committees on which he or she served.

Annual Meetings.    Attendance by our directors at Annual Meetings of our shareholders gives directors an opportunity to meet, talk with and hear the concerns of shareholders who attend those meetings, and it gives those shareholders access to our directors that they may not have at any other time during the year. Our Board of Directors recognizes that our outside directors have their own business interests and are not our employees, and that it is not always possible for them to attend Annual Meetings. However, our Board’s policy is that attendance by directors at our Annual Meetings is beneficial to us and to our shareholders, and our directors are strongly encouraged to attend each Annual Meeting whenever possible. Nineteen of our 21 directors then in office attended our last Annual Meeting which was held during April 2006.

Communications with Our Board

Our Board of Directors encourages our shareholders to communicate with it regarding their concerns and other matters related to our business, and the Board has established a process by which you may send written communications to the Board or to one or more individual directors. You may mail your communication to our Corporate Secretary addressed as follows:

The Board of Directors

Attention: Corporate Secretary - FCC22

First Citizens BancShares, Inc.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

You also may send them by email to fcbdirectors@firstcitizens.com. You should indicate whether your communication is directed to the entire Board of Directors, to a particular committee of the Board or its Chairman, or to one or more individual directors. All communications will be reviewed by our Corporate Secretary and forwarded to the intended recipients. Communications that involve specific complaints from a customer of one of the Banks relating to a deposit, loan or other financial relationship or transaction also will be forwarded to the department or division most closely associated with the subject of the complaint.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics which is posted on FCB’s Internet website at www.firstcitizens.com. The Code applies to our directors and executive officers and is intended to promote:

•	honest and ethical conduct;

•	the ethical handling of actual or apparent conflicts of interests between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the Securities and Exchange Commission;

•	compliance with applicable governmental laws, rules and regulations; and

•	prompt internal reporting of violations of the Code to the Board’s Audit and Compliance Committee.

We have established a means by which officers, employees, customers, suppliers, shareholders or others may submit confidential and anonymous reports regarding ethical or other concerns about our company or any of our associates. Anyone wishing to submit a report may call (800) UREPORT (800-873-7678). Reports also may be submitted online through FCB’s Internet website.

COMMITTEES OF OUR BOARD

General

Our Board of Directors has three independent, standing committees that assist the Board in oversight and governance matters. They are the Audit and Compliance Committee, the Nominations Committee, and the Compensation Committee. Those Committees operate under written charters approved by our Board that sets out their composition, authority, duties and responsibilities. We believe that each member of those Committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Current copies of the charters of those Committees are posted on FCB’s Internet website at www.firstcitizens.com. The Board also has an Executive Committee, of which the majority of the members are independent directors. The current members of each Committee are listed in the following table, and the function of and other information about each committee is described in the paragraphs below.

Audit and Compliance	Nominations	Compensation (1)	Executive

H. Lee Durham, Jr. - Chairman	R. C. Soles, Jr. - Chairman	Victor E. Bell III - Chairman	Lewis R. Holding - Chairman
John M Alexander, Jr.	Joseph T. Maloney, Jr.	Lewis M. Fetterman	Victor E. Bell III
H. M. Craig III	Robert T. Newcomb	Lewis T. Nunnelee II	Hope H. Connell
Charles B. C. Holt			H. Lee Durham, Jr.
Frank B. Holding, Jr.
Charles B. C. Holt
James B. Hyler, Jr.
Lucius S. Jones
Lewis T. Nunnelee II

(1)	Mr. Bell was first elected to the Committee during 2006 and has served as Chairman since the retirement from the Board in October 2006 of Freeman R. Jones, who previously served as Chairman and participated in all 2006 meetings.

Audit and Compliance Committee

Function.    Our Audit and Compliance Committee is a joint committee of our, FCB’s and Ironstone’s Boards of Directors. Under its charter, the Committee is responsible for:

•	appointing our independent accountants and approving their compensation and the terms of their engagement;

•	approving services proposed to be provided by the independent accountants; and

•	monitoring and overseeing the quality and integrity of our accounting and financial reporting process and systems of internal controls.

The Committee reviews various reports from our independent accountants (including its annual report on our audited consolidated financial statements), as well as reports of examinations by our regulatory agencies, and it oversees our internal audit program. At least quarterly, the Committee reviews reports on the work performed by FCB’s Audit, Corporate Finance, and Compliance and Credit Risk Management Departments. FCB’s General Auditor reports directly to the Committee as to all internal audit matters, and to FCB’s Chief Operating Officer as to administrative matters. The Committee met 13 times during 2006.

Audit Committee Financial Expert.    Mr. Durham, the Committee Chairman, is a retired partner in the accounting firm of PricewaterhouseCoopers LLP. He has 32 years of public accounting experience, much of which involved financial institutions and other public companies. Our Board of Directors believes that Mr. Durham is an “audit committee financial expert” as that term is defined by rules of the Securities and Exchange Commission.

Audit and Compliance Committee Report

Our management is responsible for our financial reporting process, including our system of internal controls and disclosure controls and procedures, and for the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our independent accountants are responsible for auditing those financial statements. The Audit and Compliance Committee oversees and reviews those processes. In connection with the preparation and audit of our consolidated financial statements for 2006, the Committee has:

•	reviewed our audited consolidated financial statements for 2006 and discussed them with management;

•	discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended;

•	received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1; and

•	discussed the independence of our independent accountants with the accountants.

Based on the above reviews and discussions, the Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our 2006 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

The Audit and Compliance Committee:

H. Lee Durham, Jr.                     John M. Alexander, Jr.                     H. M. Craig III                      Charles B. C. Holt

Nominations Committee

Function.    Our Nominations Committee is a committee of our Board. Under its charter, and among other duties and responsibilities assigned from time to time by the Board, the Committee identifies individuals who are qualified to become directors and recommends candidates to the Board for selection as nominees for election as directors at our Annual Meetings and for appointment to fill vacancies on the Board. The Committee met three times during 2006.

The Committee’s charter provides that it recommend individuals who have high personal and professional integrity, who demonstrate ability and judgment, and who, with other members of the Board, will be effective in collectively serving the long-term interests of our shareholders. Candidates also must satisfy applicable requirements of state and federal banking regulators, and the Committee may develop other criteria or minimum qualifications for use in identifying and evaluating candidates. In identifying candidates to be recommended to the Board of Directors, the Committee considers incumbent directors and candidates suggested by our management or other directors. The Committee also will consider candidates recommended by shareholders. The Committee has not used the services of a third-party search firm. Shareholders who wish to recommend candidates to the Committee should send their recommendations in writing to:

Nominations Committee

First Citizens BancShares, Inc.

Attention: Corporate Secretary - FCC22

Post Office Box 27131

Raleigh, North Carolina 27611-7131

Each recommendation should be accompanied by the following:

•

the full name, address and telephone number of the person making the recommendation, and a statement that the person making the recommendation is a shareholder of record (or, if the person is a beneficial owner of our shares but not a record holder, a statement from the record holder of the shares verifying the number of shares beneficially owned), and a statement as to whether the person making the recommendation has a good faith intention to continue to hold those shares through the date of our next Annual Meeting;

•

the full name, address and telephone number of the candidate being recommended, information regarding the candidate’s beneficial ownership of our equity securities and any business or personal relationship between the candidate and the person making the recommendation, and an explanation of the value or benefit that the person making the recommendation believes that the candidate would provide as a director;

•

a statement signed by the candidate that he or she is aware of and consents to being recommended to the Committee and will provide information that the Committee may request in connection with its evaluation of candidates;

•	a description of the candidate’s current principal occupation, business or professional experience, previous employment history, educational background, and any areas of particular expertise;

•

information regarding any business or personal relationships between the candidate and any of our or the Banks’ customers, suppliers, vendors, competitors, directors or officers, affiliated companies, or other persons with any special interest regarding our company or our affiliated companies, and any transactions between the candidate and our company or any of our affiliated companies; and

•

any information in addition to the above regarding the candidate that would be required to be included in our proxy statement pursuant to the SEC’s Regulation 14A (including without limitation information regarding legal proceedings in which the candidate has been involved within the past five years).

In order to be considered by the Committee in connection with its recommendations of candidates for selection as nominees for election as directors at an Annual Meeting, a shareholder’s recommendation must be received by the Committee not later than the 120th day prior to the first anniversary of the date that our proxy statement was first mailed to our shareholders in conjunction with our preceding year’s Annual Meeting. Recommendations submitted by shareholders other than in accordance with these procedures will not be considered by the Committee.

The Committee will evaluate candidates recommended by shareholders in a manner similar to its evaluation of other candidates. The Committee will select candidates to be recommended to the Board of Directors each year based on its assessment of, among other things, (1) candidates’ business, personal and educational background and experience, community leadership, independence, geographic location within the Banks’ service area, and their other qualifications, attributes and potential contributions; (2) the past and future contributions of our current directors, and the value of continuity and prior Board experience; (3) the existence of one or more vacancies on the Board; (4) the need for a director possessing particular attributes or particular experience or expertise; (5) the role of directors in the Banks’ business development activities; and (6) other factors that it considers relevant, including any specific qualifications the Committee adopts from time to time.

Each of the nominees named in this proxy statement for election as a director at the Annual Meeting was recommended by the Nominations Committee to the Board of Directors. Those nominees include two individuals, Messrs. Heavner and Mason, who are nominees for election as new outside directors. They were first recommended to the Nominations Committee by our President, Frank B. Holding, Jr.

Compensation Committee

Function.    Our Compensation Committee is a joint committee of FCB’s and our Boards of Directors. The Committee met five times during 2006.

Under its charter, and in addition to other duties that may be assigned to it from time to time by the Boards, the Committee reviews and provides overall guidance to the Boards regarding our executive and director compensation and benefit programs and makes recommendations to the Boards regarding:

•	cash and other compensation paid or provided to our and the Banks’ Chief Executive Officer and other executive officers;

•	the adoption of new compensation or benefit plans, or changes in existing plans, under which compensation or benefits are or will be paid or provided to those persons; and

•	cash and other compensation paid or provided to other officers and employees, either individually or in the aggregate, as the Boards request.

The Committee also reviews and makes recommendations to the Boards regarding amounts of compensation paid to our directors.

In performing its duties, the Committee may, if it considers it appropriate, delegate any of its responsibilities to a subcommittee. However, any subcommittee must be composed entirely of independent directors. The Committee is authorized to conduct investigations, and to request and consider any information (from management or otherwise) that it believes is necessary, relevant or helpful in its deliberations and in making its recommendations. It may rely on information provided by management without further verification. However, under its charter, when the Committee takes an action, it should exercise independent judgment on an informed basis and in a manner it considers to be in the best interests of our shareholders. In its review and consideration of compensation matters in general, the Committee works closely with our Director of Human Resources and her staff. In considering compensation to be paid to our directors and our executive officers named in the Summary Compensation Table below, the Committee considers information provided by our Chief Executive Officer, including information about those officers’ individual performance and his recommendations as to their compensation. After receiving the Committee’s recommendations, the Boards make all final decisions regarding compensation matters.

The Committee may retain the services of outside counsel or consultants, at our or the Banks’ expense, and on terms (including fees) that it approves. Since 2005, the Committee has retained the services of Findley Davies, Inc., a Charlotte, North Carolina, compensation and benefits consulting firm. That relationship is reviewed each year, and the Committee may, if it chooses, request and consider proposals from other consulting firms. Under the terms of its engagement, Findley Davies (1) meets with the Committee Chairman and our Director of Human Resources to develop a calendar of activities for the year and to discuss our annual and strategic plans and other factors that affect our executive compensation program; and (2) meets with the Committee to review and discuss a number of matters, including:

•

market trends in executive and director compensation, and surveys of executive salaries and total compensation (including short- and long-term incentives) and director compensation at similar companies;

•	our current executive and director compensation structures and the relationship between compensation levels and corporate and individual performance;

•	summaries of actual amounts and types of compensation and benefits, including perquisites, paid or provided to our individual executive officers; and

•	issues raised under Section 162(m) of the Internal Revenue Code.

Other than in an advisory capacity as described above, Findley Davies has no role in the actual recommendations made by the Committee to the Boards, or in the Boards’ approval of amounts of executive or director compensation. However, based on the reviews and discussions described above, Findley Davies does make recommendations to the Committee regarding appropriate levels and elements of compensation for our executive officers and directors. Findley Davies also assists in the preparation and review of disclosures in our proxy statements regarding executive compensation matters and, for 2006, it assisted in the preparation and review of the report on our executive compensation program that is included under the caption “Compensation Discussion and Analysis.”

Executive Committee

Our Executive Committee is a joint committee of our and FCB’s Boards of Directors. Under our Bylaws, the Committee is authorized to exercise all the powers of the Boards in the management of our affairs when the Boards are not in session, subject to the ability of the full Boards to limit the Committee’s authority. The Executive Committee met eight times during 2006.

EXECUTIVE OFFICERS

We consider the Banks’ and our officers who are listed below to be our executive officers.

Name and Age	Positions With Us and/or the Banks

Lewis R. Holding 79	FCB’s, IronStone’s and our Chairman and Chief Executive Officer; employed by FCB since 1954.

Frank B. Holding 78	FCB’s and our Executive Vice Chairman; employed by FCB since 1957.

James B. Hyler, Jr. 59	FCB’s and our Vice Chairman and Chief Operating Officer; IronStone’s Vice Chairman; employed by FCB since 1980.

Frank B. Holding, Jr. 45	FCB’s and our President; IronStone’s Vice Chairman; employed by FCB since 1984.

Kenneth A. Black 54	Our Vice President, Treasurer and Chief Financial Officer; FCB’s Executive Vice President, Treasurer and Chief Financial Officer; IronStone’s Vice President and Treasurer; employed by FCB since 1987.

Hope Holding Connell 44	FCB’s Executive Vice President and Business Banking Segment Manager; IronStone’s President; employed by FCB since 1986.

James E. Creekman 59	Our Secretary; FCB’s Group Vice President and Secretary; IronStone’s Vice President and Secretary; employed by FCB since 1991.

Joseph A. Cooper, Jr. 53	FCB’s Executive Vice President and Technology and Operations Executive; IronStone’s Vice President; employed by FCB since 1994.

Lou Jones Davis 54	FCB’s Executive Vice President and Chief Human Resources Officer; employed by FCB since 1997.

Donald P. Geaslen 49	FCB’s Executive Vice President and General Auditor since March 2004; previously served as Senior Vice President and Audit Director for Wachovia Bank, Charlotte, NC from 1999 to 2004.

William C. Orr 64	FCB’s Executive Vice President and Chief Credit Officer (commercial credit administration); IronStone’s Vice President; employed by FCB since 1990.

James M. Parker 64	IronStone’s Executive Vice President and Chief Operating Officer; first employed by FCB during 1966.

J. Allen Woodward 56	FCB’s Executive Vice President and Manager of Compliance and Credit Risk Management since November 2004; previously served as a Regional Executive Vice President of FCB; employed by FCB since 1993.

Carol B. Yochem 47	FCB’s Executive Vice President and Wealth Management Manager since September 2005; IronStone’s Senior Vice President; previously served as Executive Vice President for SunTrust Bank, Nashville, TN from 2001 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Objectives

Our executive compensation program is administered by the Compensation Committee of our Board of Directors. The Committee attempts to both align our executive officers’ compensation with our long-term business philosophy and achieve our objectives of:

•	enabling the Banks to attract and retain qualified executive officers;

•	providing compensation to our executive officers that is competitive with comparable financial services companies; and

•	rewarding year-over-year performance and long-term loyalty.

Consistent with that philosophy, our executive compensation program is primarily composed of the following five elements:

•	base salary;

•	discretionary cash bonuses;

•	retirement benefits in the form of a defined benefit pension plan, and matching contributions to a Section 401(k) defined contribution plan;

•	individual non-qualified separation from service agreements; and

•	personal benefits (or “perquisites”) for certain of our executive officers.

The specific amounts or values of each of those forms of compensation that we paid or provided to our Chief Executive Officer, Chief Financial Officer, and certain of our other executive officers for 2006 are listed in this proxy statement in the Summary Compensation Table.

We do not maintain a structured or formal annual or long-term performance-based cash incentive program for executive officers. We also do not provide any equity-based compensation. We attempt to provide competitive annual cash compensation and retirement security while minimizing the risks that potentially exist with some of the other forms of compensation that can adversely influence business decisions by corporate executives.

In performing its duties, the Compensation Committee retains the services of Findley Davies, Inc. as its independent executive compensation consultant. The consultant assists the Committee in analyzing our compensation elements, trends in executive compensation, market pay for similar positions in comparable organizations, and the alignment of our executive compensation to our business objectives and work culture.

Elements of 2006 Executive Compensation

Base Salary.    Each year in January, our Compensation Committee considers changes in our executive officers’ base salaries and makes recommendations for salary increases to our Board of Directors and the Boards of our Bank subsidiaries. The Boards approve all executive officer salaries, with an effective date of July 1.

In reviewing executive officer base salaries, the Committee considers:

•	the scope of the officers’ responsibilities,

•

a market analysis provided by the Committee’s independent consultant that compares our executive officers’ salaries to market median levels of compensation paid to persons in each officer’s position in similar financial services organizations,

•	our overall financial and operating performance, and,

•	general individual performance.

However, the process of making base salary changes for executive officers is largely subjective. There are no specific measures or criteria by which the base salaries of our executive officers are directly tied to individual performance or our financial and operating performance.

In making its recommendation regarding 2006 base salaries, the Committee considered our 2005 financial and operating performance. The Committee believed that, given our risk profile and balance sheet structure, and the Banks’ recent branch expansion, our 2005 performance was generally comparable to that of peer organizations. Performance indicators used by the Committee in its review included return on assets, return on equity, trends in non-interest income, loan growth, deposit growth and various asset quality measurements.

For 2006, we did not perform a peer review to compare our executive officers’ compensation to individual peer companies. Rather, the Committee used a market analysis provided by the Committee’s independent consultant focused on market median levels of:

•	base salary,

•	total cash compensation (which included base salary and annual cash incentive awards), and

•	total direct compensation (which included total cash compensation and the annualized cash value of long-term incentives).

For purposes of the analysis, the consultant used a nationally recognized survey of financial institution compensation specific to our executive officers’ positions. The survey included data from 235 organizations and 1,900 executive officers. Our and FCB’s executive positions were compared to similar positions in organizations with $13.2 billion in assets. ISB’s executive positions were compared to similar positions in organizations with $1.5 billion in assets. When necessary, the asset size of organizations were regressed for each position to provide a more accurate view of the market data. The following table illustrates how our executive officers’ 2005 base salaries compared to the market median compensation paid to executive officers of the other organizations included in the market analysis.

2005 Base Salary of Our CEO, or 2005 Average Base Salary of the Listed Group, as a Percentage (and Percentile) of Market Median:
	2005 Base Salary	2005 Total Cash Compensation	2005 Total Direct Compensation
Our CEO	130.5% (65th percentile)	83.8% (42nd percentile)	35.8% (17th percentile)

Our executive officers named in the Summary Compensation Table, excluding our CEO	162.7% (82nd percentile)	122.6% (61st percentile)	72.4% (36th percentile)

All our executive officers, excluding our CEO	149.2% (75th percentile)	116.7% (58th percentile)	58.8 (29th percentile)

We do not provide annual or long-term incentives or equity-based compensation. However, in recruiting and attempting to retain executive officers, we compete with organizations that do provide those additional compensation opportunities. As a result, the Compensation Committee believes that benchmarking our base salaries against only the base salaries paid by other organizations does not provide an accurate market comparison. For that reason, for 2006 the Committee elected to compare our executive officers’ base salaries against market median total cash compensation. While the Committee does not rely solely on market analyses in establishing appropriate base salary levels, those analyses are helpful in determining whether our executive officers’ compensation is reasonable. The Committee believes that our executive officers’ base salaries generally are at an appropriate competitive level as compared to other organizations when they are between the 50th and 75th percentile of market median total cash compensation.

In considering the 2006 base salary for our CEO, the Compensation Committee took into account his 2005 total compensation, his individual direction and historical importance in our development and growth, our 2005 financial and operating performance, and the market analysis. The Committee recommended to the Board that the CEO’s base salary be increased by 3.5% to $920,124, effective on July 1. The following table compares that amount to market median base salary, total cash compensation, and total direct compensation, as indicated by the market analysis.

2006 Base Salary Rate of our CEO as a Percentage (and Percentile) of Market Median:
2005 Base Salary	2005 Total Cash Compensation	2005 Total Direct Compensation
135.1% (68th percentile)	86.7% (43rd percentile)	37.1% (18th percentile)

In considering increases in the base salaries of our other executive officers named in the Summary Compensation Table, the Compensation Committee took into account their 2005 total compensation, the market analysis, general individual performance, and our CEO’s recommendations. For 2006, the Compensation Committee approved and recommended to the Board base salary increases for those executive officers resulting in an aggregate increase of approximately 3.5% over 2005. The following table compares the average of the base salaries of those other named executive officers to market median base salary, total cash compensation, and total direct compensation, as indicated by the market analysis.

2006 Average Base Salary Rate of Our Other Named Executive Officers as a Percentage (and Percentile) of Market Median:
2005 Base Salary	2005 Total Cash Compensation	2005 Total Direct Compensation
168.4% (84th percentile)	126.8% (63rd percentile)	74.8% (38th percentile)

Discretionary Bonuses.    We do not have an annual bonus program and we do not regularly pay bonuses to our executive officers. However, on occasion, our CEO recommends to the Compensation Committee that it consider approval of discretionary bonuses for individual executive officers based on particular performance achievements or other factors related to the retention of motivated and talented executive officers. The Committee takes into consideration the purpose and recommended amount for any discretionary bonus within the context of each executive officer’s total cash compensation and the market analysis described above.

For 2006, no discretionary bonuses were recommended or approved for any of the executive officers named in the Summary Compensation Table. However, a $135,000 bonus was paid to our Executive Vice President for Wealth Management as the second installment of a “signing bonus” agreed upon when she was hired during 2005. That payment had been conditioned on her continuing to be employed on the first anniversary of her initial employment date. The Compensation Committee had reviewed and approved the terms of her employment during 2005, and it approved the payment during 2006 after finding that it was consistent with the specific terms and conditions of her employment.

Retirement Plans.    We have two qualified retirement plans in which all employees, including all executive officers, are eligible to participate based on the regulations and provisions that govern those plans. Those plans include:

•	a defined benefit pension plan

•	a Section 401(k) defined contribution plan

Our defined benefit plan is a non-contributory final average pay pension plan. It is available to all employees who have completed 1,000 hours of service within a calendar year and have reached age 21. A participant’s benefits under the plan become vested when he or she completes five years of service, or earlier at normal retirement age or when becoming disabled.

Monthly benefits paid from the pension plan are computed as straight life annuities beginning at age 65 and are not subject to deductions for Social Security benefits or any other offset amounts. Normal retirement age under the plan is the later of age 65 or completion of five years of service. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. The benefits are actuarially increased or reduced if the monthly benefit payments begin after or prior to age 65.

A participant’s benefit is based on his or her:

•	final average compensation - the participant’s highest average covered compensation for any five consecutive years of service within the last ten years prior to retirement;

•	years of creditable service - the number of calendar years in which the participant completes 1,000 or more hours of service; and

•	covered compensation - the average of Social Security taxable wage bases for each year during the 35-year period ending with the year in which the employee attains Social Security retirement age.

We do not grant extra years of service to pension plan participants for purposes of calculating benefits.

A participant’s annual compensation covered by the plan includes base salary, overtime, and regular bonuses. However, under the Internal Revenue Service’s regulations, the maximum amount of covered compensation considered for 2006 in determining a participant’s benefit was $220,000.

The pension plan provides that an individual’s actual annual benefit amount is calculated as follows:

•	1.2% of his or her final average compensation multiplied by his or her years of creditable service; plus

•

0.65% of his or her final average compensation in excess of covered compensation multiplied by his or her years of creditable service, not to exceed 35 years if hired on or after January 1, 2005, or 40 years if hired before that date; multiplied by

•

a fraction equal to the actual number of creditable years of service the individual has under the plan at retirement divided by the number of creditable years of service the individual would have under the plan if he or she remained employed to age 65.

Under the IRS’ regulations, the maximum annual benefit that may be paid to a retiring participant generally is $175,000. Participants may elect to receive retirement benefits in a joint and survivor annuity rather than a single life annuity. In those cases, the amount of the annual retirement benefit will be actuarially reduced. In cases of early retirement, a participant’s annual retirement benefits are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless a participant elects to defer receipt of benefits until he or she reaches age 65. In the case of participants whose employment continues after age 65, the annual retirement benefits, as well as the maximum permitted benefit amount, are actuarially increased.

Our Section 401(k) plan is a voluntary savings plan that provides a vehicle for employees to defer a pre-tax portion of their compensation for retirement and receive an employer matching contribution on a portion of the voluntary deferral. Employees are eligible to participate after one full month of employment and are eligible to receive the employer match following one full year of employment.

Under the IRS’ regulations, the maximum 2006 voluntary deferral was $15,000 for a participant under the age of 50, and $20,000 for a participant age 50 or older. We make a matching contribution to each participant’s account equal to 100% of the first 3% of the participant deferral and 50% of the next 3% of the participant’s deferral, up to and including 6% of the participant’s compensation. The maximum matching contribution during 2006 was $9,900.

Because our CEO and our Executive Vice Chairman each beneficially own more than 5% of our voting stock, federal law required that they each begin to receive distributions from the pension plan and Section 401(k) plan when they reached age 70 1/2.

Non-Qualified Separation from Service Agreements.    The Banks have entered into separate agreements with certain executive officers that provide for payments to them for a period of ten years following a separation from service at an agreed upon age. The agreements are intended to help us retain and reward the long-term loyalty of officers who are key decision makers within our organization, and to assure their continued loyalty following a separation from service, by providing them with an opportunity to receive the payments provided for in their agreements and restricting their ability to compete against the Banks.

Currently, each agreement calls for age 65 as the date of separation from service, except the agreements with our CEO and Executive Vice Chairman which call for a separation date of December 31, 2011. In return for the Bank’s payments, each officer has agreed to provide limited consultation services to, and not to compete against, the Banks during the payment period. Payments begin six months and one week following separation from service at the agreed upon age. If an officer dies prior to separation from service, or during the payment period following separation from service, the payments under his or her agreement will be made to the officer’s designated beneficiary or estate. There are no vesting rights under the agreements, and the Banks may terminate an officer’s agreement at any time. If an officer’s agreement is terminated, or the officer’s employment terminates before the agreed upon date for any reason other than death, all rights under his or her agreement will be forfeited. The agreements do not provide for any non-cash benefits.

Our CEO recommends officers to the Compensation Committee to be considered for an agreement, and he recommends the amount of monthly payments for that officer’s agreement. The Committee considers the recommendation in the context of the officer’s position and other compensation and, if it concurs, it recommends approval to the Boards of Directors. The amounts of payments provided for in the agreements generally are calculated as a percentage, ranging from 25% to 45%, of an officer’s base salary at the time his or her agreement is approved. From time to time the agreements may be amended to adjust the percentage of base salary used in the computation, or to recalculate the payment amounts based on more current base salaries. Those adjustments are submitted by the CEO to the Committee for consideration and recommendation to the Boards of Directors.

During 2006, no new separation from service agreements were approved and none of the existing agreements were amended.

Personal Benefits.    In addition to benefits (including group insurance coverages) that are available generally to all our employees, from time to time certain of our executive officers receive various other non-cash personal benefits. For 2006, those other benefits provided to executive officers listed in the Summary Compensation Table included:

•	services of staff personnel that we attribute to certain officers’ personal business;

•	our CEO’s use of storage space in a Bank-owned warehouse;

•	installation of a security system in our CEO’s personal residence;

•	relocation expenses, club membership fees, and related tax “gross-ups,” for the Executive Vice President of Wealth Management agreed upon when she was first employed; and

•	monitoring and maintenance of security systems in the residences of our CEO and certain other executive officers.

As part of its review of our executive officers’ overall compensation each year, the Compensation Committee reviews personal benefits being provided, or proposed to be provided, to executive officers, and it recommends to the Boards of Directors whether those benefits should be approved. With the exception of the benefits provided to our CEO, Executive Vice Chairman and Executive Vice President of Wealth Management which are described in the Summary Compensation Table, none of our executive officers named in the Summary Compensation Table received personal benefits during 2006 for which our aggregate incremental cost exceeded an aggregate of $10,000.

The personal benefits provided to our CEO during 2006 included the installation of a security system in his principal residence. During 2005, our Compensation Committee approved, and recommended to the Board of Directors, a policy under which we will, as deemed advisable, install, maintain and monitor security systems in the homes of our CEO and three other executive officers as part of our risk management program. The Board concluded that the safety of our key executive officers is a business concern, and it approved the recommended policy.

Tax and Accounting Implications; Deductibility of Executive Compensation

Internal Revenue Service regulation disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1 million paid during any fiscal year to the CEO and the next four most highly compensated named executive officers. The Compensation Committee has reviewed 2006 fiscal year compensation for our named executive officers and has determined that none are subject to the deductibility limits of Section 162(m), and therefore will not have an effect on our income tax liability.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement; and

•	based on that review and discussion, recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and Annual Report on Form 10-K.

The Compensation Committee:

Victor E. Bell III                    Lewis M. Fetterman                    Lewis T. Nunnelee II

EXECUTIVE COMPENSATION

Summary

The following table shows the cash and other compensation paid or provided to or deferred by our named executive officers for 2006. Our executive officers are compensated by the Banks for their services as their officers, and they receive no separate salaries or other compensation from us for their services as our officers. Each of the named officers is employed on an “at will” basis and subject to reelection as an officer each year, and none of them have employment agreements with us or the Banks. We do not have any plans under which equity or non-equity grants or awards are made. As a result, base salary is the largest component of each current executive officer’s total compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary (3)	Bonus		Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Lewis R. Holding Chairman and Chief Executive Officer	2006	$904,566	$-0-		$-0-	$230,734	$1,135,300

Frank B. Holding Executive Vice Chairman	2006	904,566	-0-		-0-	37,443	942,009

James B. Hyler, Jr. Vice Chairman and Chief Operating Officer	2006	743,288	-0-		76,613	9,900	829,751

Carol B. Yochem Executive Vice President and Wealth Management Manager	2006	476,560	135,000	(4)	5,525	157,927	775,012

Kenneth A. Black Executive Vice President and Chief Financial Officer	2006	328,424	-0-		40,303	9,900	378,627

James F. Pope (2) IronStone Bank President and Chief Operating Officer	2006	164,044	-0-		-0-	645,694	809,738

(1)	Messrs. L. Holding, F. Holding, and Hyler each is a member of our Board of Directors. However, they do not receive any additional compensation for their services as directors.
(2)	Mr. Pope’s employment terminated on July 6, 2006.
(3)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan. The Banks permit all employees, at the beginning of each year, to “sell” up to one week of their paid leave time to the Bank. The amounts listed for three of the named officers include additional salary paid to them under that program as follows: Mr. Hyler—$14,025; Mr. Black—$6,197, and Mr. Pope—$2,976. As described under the caption “Related Person Transactions During 2006,” FCB is reimbursed for portions of Mr. F. Holding’s salary by First Citizens Bank and Trust Company, Inc., Columbia, S.C., and Southern Bank and Trust Company, Mount Olive, N.C., pursuant to separate agreements between FCB and those entities.
(4)	Represents the second of two payments by FCB of a signing bonus agreed to when Ms. Yochem was hired during 2005. The 2006 payment was conditioned on her continued employment on the first anniversary of the date her employment began.

(5)	Amounts reflect the aggregate of the increase (or decrease) from December 31, 2005, to December 31, 2006, in (a) the actuarial present value of the officers’ accumulated benefits under our defined benefit pension plan, and (b) the present value of monthly payments to be made to the officers in the future for a period of ten years following their separation from service at specified ages under agreements between them and the Banks. In the case of officers whose aggregate amount is negative, the amount in the Summary Compensation Table is $0. The separate amounts for each officer under the pension plan and the separation from service agreements are listed in the following table.

Description	L.R. Holding	F.B. Holding	J.B. Hyler	C.B. Yochem	K.A. Black	J.F. Pope
Increase (decrease) in actuarial present value of accumulated benefits under our Pension Plan	$(96,518)	$(85,009)	$76,388	$14,693	$44,533	$28,184
Increase (decrease) in present value of future monthly payments under separation from service agreements	26,157	33,313	225	(9,168)	(4,230)	(453,296)

Aggregate increase (decrease)	$(70,361)	$(51,696)	$76,613	$5,525	$40,303	$(425,112)

The actuarial present value of Messrs. L. Holding’s and F. Holding’s accumulated benefits under the pension plan declined because they each have begun receiving distributions under the plan. The present values of future payments to be made to certain of the named officers under the separation from service agreements decreased as a result of an increase in discount rate assumptions at December 31, 2006, as compared to the prior year. In Mr. Pope’s case, the decrease resulted from the termination of his agreement when his employment terminated during 2006.

(6)	The listed amounts include:

•	for each officer, matching contributions made by the Banks under our Section 401(k) plan;

•

for Ms. Yochem, a $34,208 “gross-up” payment for taxes on relocation expenses paid by FCB, and a $16,236 “gross-up” payment for taxes on club initiation fees, in connection with her initial employment;

•

for Mr. Pope, $191,493 in severance compensation and $446,819 in consideration of confidentiality, non-solicitation and non-disclosure agreements paid to him in connection with the termination of his employment; and

•

for Mr. L. Holding, Mr. F. Holding and Ms. Yochem (who are the only named officers who received personal benefits that exceeded $10,000), our estimates of our incremental costs related to personal benefits they received during 2006. Those benefits are itemized in the following table.

Description	L.R. Holding	F.B. Holding	C.B. Yochem
Security system installation in personal residences (based on our actual out-of pocket costs for equipment and installation)	$159,712	—	—
Security system monitoring and maintenance (based on our actual out-of-pocket costs for communications lines and system maintenance)	13,536	—	—
Personal services provided by staff personnel (based on our estimates of staff time devoted to each officer’s personal business and our compensation and benefit expense related to those employees)	47,586	$27,543	—
Use of storage space in a warehouse owned by FCB (for which we had no incremental cost)	-0-	—	—
Reimbursement for relocation expenses, including moving expenses, temporary housing expenses, and closing costs associated with sale of former residence (based on our actual out-of-pocket costs)	—	—	$54,363
Club initiation and application fees (based on our actual out-of-pocket costs)	—	—	48,535

We also provide our officers with group life, health, medical and other insurance coverages that are generally available on the same basis to all salaried employees. The cost of that insurance is not included in the table.

Pension Benefits and Separation from Service Payments

We have a defined benefit pension plan that covers all of our eligible employees and under which benefits are provided to plan participants following their retirement, and the Banks have entered into separation from service agreements with certain of our senior officers which provide for payments by the Banks to them for a period of ten years following their separation from service at specified ages. The pension plan and the separation from service agreements are described in the discussion under the caption “Compensation Discussion and Analysis.” The following table provides information about benefits under the pension plan and the agreements for each of our executive officers named in the Summary Compensation Table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year (4)
Lewis R. Holding	Pension plan	40	$1,625,649	$255,672
	Separation from service agreement	N/A	2,427,798	-0-

Frank B. Holding	Pension plan	40	1,470,300	220,140
	Separation from service agreement	N/A	2,388,436	-0-

James B. Hyler, Jr.	Pension Plan	27	706,129	-0-
	Separation from service agreement	N/A	1,692,564	-0-

Carol B. Yochem	Pension plan	1	14,693	-0-
	Separation from service agreement	N/A	368,393	-0-

Kenneth A. Black	Pension plan	19	390,317	-0-
	Separation from service agreement	N/A	389,439	-0-

James F. Pope	Pension plan	13	301,597	-0-
	Separation from service agreement	N/A	-0-	-0-

(1)	Years of credited service under the pension plan are as of December 31, 2006. Messrs. L. Holding and F. Holding have 53 and 50 actual years of service with FCB, respectively. However, the maximum years of service that may be counted in calculating benefits under the pension plan is 40 years or, in the case of participants hired after January 1, 2005, 35 years. Payments under the separation from service agreements are not determined on the basis of years of credited service.
(2)	The amounts shown for the pension plan reflect the actuarial present value of each officer’s accumulated benefit as of December 31, 2006, and were determined on the same basis, and using the same interest rate and mortality rate assumptions, as were used in our consolidated financial statements. We used a discount rate of 5.75%, and we assumed that each officer will remain an active employee until, and will retire at, normal retirement age under the plan (65) or, if later, his current age. No pre-retirement decrements were applied.
(3)	The amounts shown for the separation from service agreements reflect the present value, as of December 31, 2006, of monthly payments that will be made in the future to each officer over the ten-year payment term that begins six months and one week following separation from service at his or her agreed upon age. Present values were determined based on a discount rate of 5.75%. In calculating those amounts, we assumed that each officer will remain an active employee until, and his or her payments will begin after, an assumed date of separation from service. The actual monthly payment amounts provided for under the officers’ current agreements are as follows: Mr. L. Holding—$33,338; Mr. F. Holding—$33,338; Mr. Hyler—$26,877; Ms. Yochem—$11,500; and Mr. Black—$7,898. Mr. Pope’s agreement terminated when his employment terminated during 2006.
(4)	Messrs. L. Holding and F. Holding remain actively employed by FCB but were required by federal law to begin receiving distributions under our pension plan after they reached age 70 1/2.

Mr. Hyler is the only named officer who currently is eligible for early retirement under the pension plan. Early retirement is permitted for participants who have reached age 50 with at least 20 years of service, or age 55 with at least 15 years of service. If a participant retires early, his or her annual benefits under the pension plan are actuarially reduced by 5.0% for each year of the first ten years by which the starting date of the early retirement benefit precedes the participants’ normal retirement date, unless the participant elects to defer receipt of benefits until he or she reaches age 65.

Potential Payments Upon Termination or Change in Control

The only contracts, agreements, plans or arrangements we have under which payments or other benefits will be made or provided to any of our executive officers named in the Summary Compensation Table in connection with a termination of their employment, change in their responsibilities or change in control of our company or the Banks are:

•	our pension plan and Section 401(k) plan which cover all of our eligible employees;

•	the separation from service agreements between the Banks and certain of our senior officers under which payments will be made following an officer’s separation from service after a stated age;

•	our group insurance plans under which disability and death benefits are provided to all of our eligible employees; and

•	the agreement described below that FCB made with Carol B. Yochem when she was first employed during 2005 as its Executive Vice President and Wealth Management Manager.

Payments and benefits under our pension plan and the separation from service agreements are described above under the caption “Pension Benefits and Separation From Service Agreements.”

FCB agreed with Ms. Yochem that, if any of the “triggering events” described below occurred during the first three years of her employment, it would make a lump-sum severance payment to her equal to (1) three times her annual base salary rate if the event occurred during the first year, (2) two times her annual base salary rate if the event occurred during the second year, and (3) one times her annual base salary rate if the event occurred during the third year or a later year. A triggering event will have occurred if:

•	Ms. Yochem’s employment is terminated without cause;

•	her base salary is reduced below her beginning annual rate of $460,000;

•

her life, medical or hospitalization, disability insurance, or similar plans, are reduced in level, scope or coverage, or are eliminated without being replaced with substantially similar plans or benefits, unless that action applies proportionately to all salaried employees who participate in those plans,

•	she is transferred to a job location more than 30 miles from her initial principal work location, or

•	her position is eliminated, or her employment is changed in any material respect such that she no longer serves in her initial position with FCB or in a position with similar duties.

If any of those events had occurred on December 31, 2006, the amount of FCB’s lump-sum payment to Ms. Yochem would have been $974,604.

DIRECTOR COMPENSATION

Our outside directors serve and are compensated as directors of one or both of the Banks. The following table describes our standard schedule of fees paid to our directors for their one-year terms of office following our 2006 Annual Meeting.

Description	Amount
Annual retainer	$20,000
Additional retainer paid to the Chairman of our Audit and Compliance Committee	30,000
Per diem fee for attendance at meetings of our and FCB’s Boards and/or committees	800
Per diem fee for attendance at meetings of IronStone’s Board and/or committees	800

Only one per diem fee is paid for attendance at meetings of our and FCB’s Boards and committees, or IronStone’s Board and committees, that are held on the same day. Directors do not receive any additional compensation for their services as our directors unless our Board meets separately. The separate annual retainer paid to the Chairman of our Audit and Compliance Committee (who is designated as our “audit committee financial expert”) is in recognition of the additional duties and responsibilities required by that position. We expect that our directors’ compensation structure will remain the same for the year following our 2007 Annual Meeting.

In addition to our standard fees, certain of our outside directors receive other compensation from FCB as described below.

•

Since his retirement as our and FCB’s President during 1987, George H. Broadrick has received payments of $4,778 per month under an agreement that he would provide consulting services to, and not compete with, FCB during the term of the payments. During 2006, the agreement was replaced with a new agreement under which he receives payments of $7,500 per month for his continued services. FCB provides Mr. Broadrick with office space and administrative assistance reasonably necessary in providing his consulting services under the agreement. The new agreement expires during 2011 but may be terminated at any time by FCB. If he dies during the term of the agreement, payments for the remaining term will be made to his beneficiary or estate.

•	Charles B. C. Holt and Joseph T. Maloney, Jr. serve on FCB’s local advisory boards in their respective communities and receive a fee of $125 for attendance at each quarterly advisory board meeting.

The following table summarizes the compensation received by our outside directors for 2006.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash	All Other Compensation		Total
John M. Alexander, Jr.	$33,600	$-0-		$33,600
Carmen Holding Ames	23,200	-0-		23,200
Victor E. Bell III	32,800	-0-		32,800
George H. Broadrick	25,600	70,946	(3)	96,546
H. M. Craig III	33,600	-0-		33,600
H. Lee Durham, Jr.	71,600	-0-		71,600
Lewis M. Fetterman	27,200	-0-		27,200
Charles B. C. Holt	36,250	-0-		36,250
Freeman R. Jones (2)	25,600	-0-		25,600
Lucius S. Jones	41,725	-0-		41,725
Joseph T. Maloney, Jr.	27,200	-0-		27,200
Robert T. Newcomb	36,000	-0-		36,000
Lewis T. Nunnelee II	33,600	-0-		33,600
C. Ronald Scheeler	25,600	-0-		25,600
Ralph K. Shelton	32,000	-0-		32,000
R. C. Soles, Jr.	25,600	-0-		25,600
David L. Ward, Jr.	24,000	-0-		24,000

(1)	Hope H. Connell, Lewis R. Holding, Frank B. Holding, Frank B. Holding, Jr., and James B. Hyler, Jr., are not listed in the table. They are compensated as officers of the Banks and do not receive any compensation for their services as directors.
(2)	Mr. F. Jones retired from service as a director effective on October 31, 2006.
(3)	Reflects payments under the separate agreements with FCB described in the narrative above.

TRANSACTIONS WITH RELATED PERSONS

Our Policy

Our Board of Directors has adopted a written policy under which our Audit and Compliance Committee reviews and approves certain transactions, arrangements or relationships in which we or one of the Banks is a participant and in which any of our “related persons” has a material interest. Our related persons include our directors, nominees for election as directors, executive officers, beneficial owners of more than 5% of a class of our voting stock, and members of the immediate family of one of those persons.

Except as described below, the policy covers:

•

any transactions, arrangement or relationships, or series of transactions, arrangements or relationships, that are required to be disclosed in our proxy statements under rules of the Securities and Exchange Commission (in general, those in which the dollar amount involved exceeds or will exceed an aggregate of $120,000, including all periodic payments); and

•

charitable contributions or gifts, or series of charitable contributions or gifts (whether in cash or in-kind in the form of property or services), by us or the Banks to any eleemosynary or other non-profit organization in which a related person is a director or executive officer or is known to have some other material relationship and in which the aggregate dollar amount involved exceeds or will exceed (including periodic installments, and all other such contributions made during the same year) the greater of $200,000 or 5% of that organization’s consolidated gross revenues for the current year.

The transactions covered by the policy generally include loans, but it does not cover loans made by one of the Banks in the ordinary course of its business that are subject to banking regulations relating to “insider loans” and that are required to be approved by a majority of the Bank’s Board of Directors. The policy also does not cover the provision of services by the Banks as a depositary of funds or similar banking services in the ordinary course of their business, or compensation paid to our executive officers that has been reviewed and approved, or recommended to our Board of Directors for approval, by our Compensation Committee.

In its review of related person transactions or charitable gifts, the policy provides that the Committee should exercise independent judgment and should not approve any proposed transaction or charitable gift unless and until it has concluded to its satisfaction that the transaction or gift:

•	has been or will be agreed to or engaged in on an arm’s-length basis,

•	is or will be on terms that are fair and reasonable to us, and

•	is in our best interests.

Related Person Transactions During 2006

The Banks have had, and expect to have in the future, banking transactions in the ordinary course of their business with certain of their and our current directors, nominees for director, executive officers, principal shareholders, and their associates. All loans included in those transactions during 2006 were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time the loans were made for comparable transactions with other persons, and those loans did not involve more than the normal risk of collectibility or present other unfavorable features.

For a number of years FCB has provided a range of operations services to First Citizens Bank and Trust Company, Inc., Columbia, South Carolina (“FCB/SC”), Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”). Those services include data and item processing services, securities portfolio management services, courier services, management consulting services (including, in the case of FCB/SC and Southern, the services of Frank B. Holding as director), and services as trustee for each bank’s pension plan and Section 401(k) plan. The services are provided under “master” service agreements under which services are added to and deleted from the agreements, or are narrowed or expanded, from time to time. Aggregate fees billed by FCB for all those services during 2006 totaled approximately $17,493,000 for FCB/SC, $4,324,000 for Southern, $4,707,000 for Fidelity, and $979,000 for Heritage. Of the amounts billed to FCB/SC and Southern, $121,772 and $98,932, respectively, represented reimbursement to FCB for a portion of Mr. F. Holding’s salary paid by FCB. Mr. F. Holding receives no salary, directors’ fees, or other compensation directly from FCB/SC or Southern for the services he renders to them. He and Lewis R. Holding, who are our directors, executive officers, and principal shareholders, also are principal shareholders of the parent holding companies of FCB/SC, Southern and Fidelity, and Mr. F. Holding also is a director of FCB/SC and Southern and a principal shareholder of Heritage’s parent holding company. Frank B. Holding, Jr., who is our director, executive officer and principal shareholder, also is a director of Heritage. Hope Holding Connell, who is our executive officer and director, also is a director of Southern. The service agreements have existed for a number of years and have been reviewed and approved from time to time in the past by our Board or a committee of the Board. Our Audit and Compliance Committee is conducting a detailed review of the agreements and FCB’s arrangements with the affiliated banks under our current related person transaction policy, but that process has not been completed and the Committee has not yet approved the agreements.

During 2006, FCB made charitable contributions to the North Carolina Community Foundation in an aggregate amount of $385,500. C. Ronald Sheeler, one of our directors, is Chairman of the Board of Directors of that non-profit corporation.

David L. Ward, Jr., one of our directors and our General Counsel, is the senior member of Ward and Smith, P.A., which provides legal services to us, FCB and IronStone. An aggregate of $4,375,838 (which, in addition to fees for its services, includes expenses and reimbursements for advances made by that firm on our behalf, including advances to pay fees charged by other law firms and experts that provided services on our behalf) was paid to that firm by us and all of our subsidiaries for 2006, and the firm will continue to provide legal services to us during 2007.

Our and FCB’s President, Frank B. Holding, Jr., and Hope Holding Connell, FCB’s Executive Vice President and Business Banking Segment Manager and IronStone Bank’s President, are siblings and are the son and daughter of our director and executive officer, Frank B. Holding, and the nephew and niece of our Chairman, Lewis R. Holding. The following table contains information about their 2006 compensation. Since they are executive officers, their compensation each year is reviewed by our Compensation Committee, and recommended by the Committee to our Board for approval, under the same process that applies to all our other executive officers, and it is not reviewed or approved by the Audit and Compliance Committee.

Name and Principal Position (1)	Year	Salary (2)	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Frank B. Holding, Jr. President	2006	$438,943	$-0-	$5,674	$9,900	$454,517

Hope Holding Connell Executive Vice President and Business Segment Manager; President of IronStone Bank	2006	228,913	-0-	16,634	14,880	260,427

(1)	Mr. Holding and Ms. Connell each is a member of our Board of Directors. However, they do not receive any additional compensation for their services as directors.
(2)	Includes the amount of salary deferred at each officer’s election under our Section 401(k) plan. The Banks permit all employees, at the beginning of each year, to “sell” up to one week of their paid leave time to the Bank. Amounts in the table also include additional salary paid to the named officers under that program as follows: Mr. Holding—$8,442; Ms. Connell $4,403.
(3)	Amounts reflect the aggregate of the increase (or decrease) from December 31, 2005, to December 31, 2006, in (a) the actuarial present value of each officer’s accumulated benefit under our defined benefit pension plan (a $19,692 increase for Mr. Holding, and a $21,398 increase for Ms. Connell), and (b) the present value of monthly payments to be made to the officers in the future for a period of ten years following their separation from service at specified ages under separate agreements between them and the Banks (a $14,018 decrease for Mr. Holding, and a $4,764 decrease for Ms. Connell). The actual monthly payment amounts under their current separation from service agreements are $16,257 for Mr. Holding and $5,316 for Ms. Connell.
(4)	The listed amounts include matching contributions made by the Banks on each officer’s behalf under our Section 401(k) plan and, in the case of Ms. Connell, a “gross-up” payment for taxes. Neither officer received personal benefits during 2006 that exceeded an aggregate of $10,000. We also provide our officers with group life, health, medical and other insurance coverages that are generally available to all salaried employees. The cost of that insurance is not included in the table.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Principal Shareholders

The following table lists persons who we believe owned, beneficially or of record, 5% or more of our Class A Common Stock or Class B Common Stock on the Record Date for the Annual Meeting.

	Beneficial Ownership
	Class A Common			Class B Common
Name and Address of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)	Percentage of Total Votes (2)
Carson H. Brice 4300 Six Forks Road Raleigh, NC 27609	52,186	(3)	0.60%	101,285	(3)	6.04%	4.70%
Claire H. Bristow 1225 Lady Street Columbia, SC 29201	52,687	(3)	0.60%	100,812	(3)	6.01%	4.68%
Hope H. Connell 4300 Six Forks Road Raleigh, NC 27609	57,793	(4)	0.66%	115,977	(4)	6.91%	5.37%
Frank B. Holding 409 East Market Street Smithfield, NC 27577	2,552,122	(5)	29.14%	683,766	(5)	40.76%	37.90%
Frank B. Holding, Jr. 4300 Six Forks Road Raleigh, NC 27609	73,909	(3)	0.84%	133,975	(3)	7.99%	6.23%
Lewis R. Holding Columbia Drive Lyford Cay Nassau, Bahamas	1,382,371	(6)	15.79%	208,311	(6)	12.42%	13.25%
Olivia B. Holding 409 East Market Street Smithfield, NC 27577	58,134	(3)	0.66%	110,823	(3)	6.61%	5.14%
North State Trustees 128 South Tryon Street Charlotte, NC 28202	416,840	(7)	4.76%	547,608	(7)	32.64%	25.78%

(1)	Except as otherwise noted, and to the best of our knowledge, each named individual beneficial owner exercises sole voting and investment power with respect to all listed shares. Certain of the named individuals may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Mrs. Brice—5,200 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Bristow—5,410 shares of Class A Common and 1,250 shares of Class B Common; Mrs. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—509,487 shares of Class A Common and 107,225 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding – 489,950 shares of Class A Common and 106,944 shares of Class B Common; Ms. O. Holding—13,293 shares of Class A Common and 2,450 shares of Class B Common. Certain of the named individuals disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mrs. Bristow—1,645 shares of Class A Common and 25,910 shares of Class B Common; Mrs. Connell—4,671 shares of Class A Common and 22,193 shares of Class B Common; Mr. F. Holding—409,352 shares of Class A Common and 576,541 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,416 shares of Class B Common.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all outstanding shares of our voting securities.

(3)	All listed shares also are shown as beneficially owned by Frank B. Holding.
(4)	Includes an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding.
(5)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding, and an aggregate of 267,266 shares of Class A Common and 559,747 shares of Class B Common that also are shown as beneficially owned by Mr. Holding’s adult children listed individually in the table.
(6)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Hope H. Connell, and an aggregate of 122,800 shares of Class A Common and 61,729 shares of Class B Common that also are shown as beneficially owned by North State Trustees.
(7)	Includes 294,040 shares of Class A Common and 486,154 shares of Class B Common held by North State Trust—1990, 110,400 shares of Class A Common and 58,179 shares of Class B Common held by North State Trust—1979, and 12,400 shares of Class A Common and 3,209 shares of Class B Common held by North State Trust—1976, each of which trusts is for the benefit of Carmen Holding Ames, adult daughter of Lewis R. Holding. The six trustees for the three trusts, who may be deemed to have shared voting and investment power as to such shares, are George H. Broadrick, Carolyn S. Holding, John R. Jordan, Jr., C. Ronald Scheeler, David L. Ward, Jr., and James A. Weathers. Includes an aggregate of 122,800 shares of Class A Common and 61,729 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding.

Directors and Executive Officers

The following table describes the beneficial ownership of our voting securities on the Record Date by our current directors, nominees for election as directors, and certain of our executive officers, individually, and by all of our current directors and executive officers as a group.

	Beneficial Ownership
	Class A Common			Class B Common
Name of Beneficial Owner	Number of Shares (1)		Percentage of Class (2)	Number of Shares (1)		Percentage of Class (2)	Percentage of Total Votes (2)
John M. Alexander, Jr.	727		0.01%	68		*	0.01%
Carmen Holding Ames	147,929	(3)	1.69%	62,151	(3)	3.70%	3.21%
Victor E. Bell III	17,840		0.20%	4,925		0.29%	0.27%
Kenneth A. Black	1,888		0.02%	-0-		—	*
George H. Broadrick	60,867		0.70%	2,500		0.15%	0.28%
Hope Holding Connell	57,793	(4)	0.66%	115,977	(4)	6.91%	5.37%
H. M. Craig III	400		*	-0-		—	*
H. Lee Durham, Jr.	400		*	100		0.01%	0.01%
Lewis M. Fetterman	14,555		0.17%	3,600		0.21%	0.20%
Daniel L. Heavner	435		*	-0-		—	*
Frank B. Holding	2,552,122	(5)	29.14%	683,766	(5)	40.76%	37.90%
Frank B. Holding, Jr.	73,909	(6)	0.84%	133,975	(6)	7.99%	6.23%
Lewis R. Holding	1,382,371	(7)	15.79%	208,311	(7)	12.42%	13.25%
Charles B. C. Holt	2,431		0.03%	-0-		—	0.01%
James B. Hyler, Jr.	3,866		0.04%	100		0.01%	0.02%
Lucius S. Jones	1,000		0.01%	-0-		—	*
Joseph T. Maloney, Jr.	13,452		0.15%	5,400		0.32%	0.28%
Robert E. Mason IV	100		*	100		0.01%	*
Robert T. Newcomb	300		*	-0-		—	*
Lewis T. Nunnelee II	600		0.01%	450		0.03%	0.02%
James M. Parker	342		*	-0-		—	*
C. Ronald Scheeler	100		*	-0-		—	*
Ralph K. Shelton	100		*	-0-		—	*
R. C. Soles, Jr.	15,138		0.17%	-0-		—	0.04%
David L. Ward, Jr.	15,740		0.18%	8,388		0.50%	0.42%
Carol B. Yochem	-0-		—	-0-		—	—
All directors and executive officers as a group (32 persons)	3,616,757	(8)	41.30%	812,664	(8)	48.44%	46.68%

(1)	Except as otherwise noted, and to the best of our knowledge, individuals named and included in the group exercise sole voting and investment power with respect to all shares. Certain of the individuals named and included in the group may be considered to exercise shared voting and investment power with respect to certain of the listed shares held jointly, by family members or other persons, or by corporations or other entities that they may be deemed to control, as follows: Ms. Ames—122,800 shares of Class A Common and 61,570 shares of Class B Common; Mr. Bell—17,113 shares of Class A Common and 2,462 shares of Class B Common; Ms. Connell—24,165 shares of Class A Common and 3,125 shares of Class B Common; Mr. F. Holding—509,487 shares of Class A Common and 107,225 shares of Class B Common; Mr. F. Holding, Jr.—5,400 shares of Class A Common and 1,225 shares of Class B Common; Mr. L. Holding—489,950 shares of Class A Common and 106,944 shares of Class B Common; and all individuals included in the group—1,180,490 shares of Class A Common and 282,551 shares of Class B Common. Certain of the individuals named and included in the group disclaim beneficial ownership of the following numbers of listed shares that are held by or for family members or other persons: Mr. Broadrick—10,000 shares of Class A Common and 2,500 shares of Class B Common; Ms. Connell—4,671 shares of Class A Common and 22,193 shares of Class B Common; Mr. Fetterman—4,409 shares of Class A Common and 1,400 shares of Class B Common; Mr. F. Holding—409,352 shares of Class A Common and 576,541 shares of Class B Common; Mr. F. Holding, Jr.—5,500 shares of Class A Common and 650 shares of Class B Common; Mr. L. Holding—196,892 shares of Class A Common and 74,416 shares of Class B Common; Mr. Holt—465 shares of Class A Common; Mr. Ward—3,500 shares of Class A Common and 875 shares of Class B Common; and all individuals included in the group—634,789 shares of Class A Common and 678,575 shares of Class B Common. Shares listed for certain of the named individuals have been pledged as security for loans as follows: Mr. L. Holding—350,000 shares of Class A common and Mr. F. Holding, Jr.—52,295 shares of Class A common and 115,921 shares of Class B common.
(2)	“Percentage of class” reflects the listed shares as a percentage of the total number of outstanding shares of that class of stock. “Percentage of total votes” reflects the aggregate votes represented by the listed shares of both classes as a percentage of the aggregate votes represented by all shares of BancShares’ voting securities. An asterisk indicates less than .01%.
(3)	All listed shares also are shown as beneficially owned by Lewis R. Holding.
(4)	Includes an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding.
(5)	Includes an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Lewis R. Holding, an aggregate of 73,909 shares of Class A Common and 133,975 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, Jr. and an aggregate of 38,948 shares of Class A Common and 114,077 shares of Class B Common that also are shown as beneficially owned by Hope Holding Connell.
(6)	All listed shares also are shown as beneficially owned by Frank B. Holding.
(7)	Includes an aggregate of 147,929 shares of Class A Common and 62,151 shares of Class B Common that also are shown as beneficially owned by Carmen Holding Ames, an aggregate of 468,700 shares of Class A Common and 105,044 shares of Class B Common that also are shown as beneficially owned by Frank B. Holding, and an aggregate of 18,845 shares of Class A Common and 1,900 shares of Class B Common that also are shown as beneficially owned by Hope Holding Connell.
(8)	As described above, certain shares are included in the beneficial ownership of each of Carmen Holding Ames, Hope Holding Connell, Frank B. Holding, Frank B. Holding, Jr., and Lewis R. Holding, but they are included only once in the shares listed for the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by federal law to file reports with the Securities and Exchange Commission regarding the amounts of and changes in their beneficial ownership of our Class A Common and Class B Common Stock. Based on our review of copies of those reports, our proxy statements are required to disclose failures to report shares beneficially owned or changes in beneficial ownership, and failures to timely file required reports, during previous years. During 2006, reports inadvertently were overlooked or filed after their due dates as follows: six reports by Frank B. Holding covering six purchases (of a total of 615 shares) by his spouse that may be reportable by him; and, four reports by North State Trustees covering four purchases of shares (of a total of 2,000 shares). Each of those reports was filed promptly after it was discovered that it had been overlooked.

INDEPENDENT PUBLIC ACCOUNTANTS

Appointment of Independent Accountants

Our Audit and Compliance Committee’s charter gives it the responsibility and authority to select and appoint our independent accountants and to approve their compensation and the terms of the engagement under which they provide services to us. The Committee has selected our current independent accounting firm, Dixon Hughes PLLC, to serve as our independent accountants for 2007. Representatives of Dixon Hughes PLLC are expected to attend the Annual Meeting and be available to answer appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

Services and Fees During 2006 and 2005

Except as described below, under its current procedures our Audit and Compliance Committee specifically pre-approves all audit services and other services provided by our accountants. Since it is difficult to determine in advance the exact nature and extent of the tax services or advice we will need during the year, the Committee authorizes our management to obtain tax services from our accountants from time to time during the year up to specified aggregate amounts of fees set by the Committee by category of service. Requests for advice in excess of those amounts require further Committee approval. The entire Audit and Compliance Committee generally participates in the pre-approval of services. However, in the case of proposals that arise during the year to obtain non-audit services from our accountants beyond what has been pre-approved by the Committee, the Committee delegates authority to its Chairman to approve those additional services on behalf of the Committee. Any such action by the Chairman is to be communicated to the full Committee at its next regularly scheduled meeting.

As our independent accountants for 2006 and 2005, Dixon Hughes PLLC provided us with various audit and other services for which we and our subsidiaries were billed, or expect to be billed, for fees as further described below. Our Audit and Compliance Committee has considered whether the provision of non-audit services by our independent accounting firm during 2006 is compatible with maintaining its independence. The Committee believes that the provision of non-audit services by Dixon Hughes PLLC during 2006 did not affect its independence.

The following table lists the aggregate amounts of fees paid to Dixon Hughes PLLC for audit services for 2006 and 2005 and for other services they provided during 2006 and 2005.

Type of Fees and Description of Services	2006	2005
Audit Fees, including audits of our consolidated financial statements and reviews of our condensed interim consolidated financial statements included in our Quarterly Reports on Form 10-Q	$572,800	$628,750

Audit-Related Fees, including, during both years, audits of FCB’s common trust funds, audits of our employee benefit plans, and provision of third-party review reports on our internal controls, and, during 2006 only, agreed upon procedures in connection with a securitization transaction	343,800	285,000

Tax Fees, including reviews of our consolidated federal and related state income tax returns and non-routine tax consultations	26,600	18,000

All Other Fees	-0-	-0-

PROPOSALS FOR 2008 ANNUAL MEETING

Any proposal of a shareholder, other than a nomination for election as a director, that is intended to be presented for action at our 2008 Annual Meeting must be received by our Corporate Secretary in writing at our address listed below, no later than November 21, 2007, to be considered timely received for inclusion in the proxy statement and proxy card that we will distribute in connection with that meeting. In order to be included in our proxy materials for a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value, whichever is less, of shares of our stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

Written notice of a shareholder proposal (other than a nomination) intended to be presented at our 2008 Annual Meeting, but which is not intended to be included in our proxy statement and proxy card, or of a shareholder’s intent to nominate a person for election as a director at our 2008 Annual Meeting, must be received by our Corporate Secretary at our address listed below no earlier than December 21, 2007, and no later than February 4, 2008, in order for that proposal or nomination to be brought before that Annual Meeting. The same notice requirements apply in the case of a shareholder proposal other than a nomination in order for that proposal to be considered timely received for purposes of the Proxies’ discretionary authority to vote on other matters presented for action by shareholders at our 2008 Annual Meeting. However, if, following our 2007 Annual Meeting, our Board of Directors increases the number of our directors, thereby creating an unfilled vacancy that will be filled at our 2008 Annual Meeting, and if there is no public announcement naming the nominee to fill the vacancy at least 100 days prior to the first anniversary of our 2007 Annual Meeting, then a shareholder’s written notice of a nomination to fill the vacancy will be treated as timely if it is received by us not later than the close of business on the tenth day following the day on which our public notice actually is given. To be effective, notices of shareholder proposals or nominations are required to contain certain information specified in our Bylaws. Shareholder proposals or nominations not made as provided in our Bylaws will not be considered at Annual Meetings.

The notices described above should be mailed to:

First Citizens BancShares, Inc.

Attention: Corporate Secretary - FCC22

Post Office Box 27131

Raleigh, North Carolina 27611-7131

ANNUAL REPORT ON FORM 10-K

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and we file periodic reports and other information, including proxy statements, annual reports, quarterly reports and current reports, with the Securities and Exchange Commission. FCB’s Internet website (www.firstcitizens.com) contains a link to the Securities and Exchange Commission’s website (www.sec.gov) where you may review information that we file electronically with the SEC.

A copy of our 2006 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, is being mailed to our shareholders with this proxy statement.

*Filed for regulatory approval in 2007

FOLD AND DETACH HERE

FIRST CITIZENS BANCSHARES, INC.

Post Office Box 27131

Raleigh, North Carolina 27611-7131

APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints George H. Broadrick, Lewis R. Holding, Frank B. Holding, James B. Hyler, Jr., Frank B. Holding, Jr., Lewis T. Nunnelee II, and David L. Ward, Jr. (the “Proxies”), or any substitute appointed by them, as the undersigned’s attorneys and proxies, and authorizes any one or more of them to represent and vote as directed below all outstanding shares of the Class A Common Stock and/or Class B Common Stock of First Citizens BancShares, Inc. (“BancShares”) held of record by the undersigned on March 5, 2007, at the Annual Meeting of BancShares’ shareholders (the “Annual Meeting”) to be held at the First Citizens Center located at 4300 Six Forks Road, Raleigh, North Carolina, at 1:00 p.m. on Monday, April 23, 2007, and at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as follows:

1. Election of Directors: Election of

23 directors for one-year terms

FOR all nominees listed below

(except as indicated otherwise below)

WITHHOLD authority to vote

for all nominees listed below

Nominees: John M. Alexander, Jr., Carmen Holding Ames, Victor E. Bell III, George H. Broadrick, Hope Holding Connell, H. M. Craig III, H. Lee Durham, Jr., Lewis M. Fetterman, Daniel L. Heavner, Frank B. Holding, Frank B. Holding, Jr., Lewis R. Holding, Charles B. C. Holt, James B. Hyler, Jr., Lucius S. Jones, Robert E. Mason IV, Robert T. Newcomb, Lewis T. Nunnelee II, James M. Parker, C. Ronald Scheeler, Ralph K. Shelton, R. C. Soles, Jr., David L. Ward, Jr.

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2. Other Business: On any other matters properly presented for action by shareholders at the Annual Meeting, and on matters incident to the conduct of the meeting, including motions to adjourn, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment.

PLEASE DATE AND SIGN THIS APPOINTMENT OF PROXY ON THE REVERSE SIDE AND RETURN IT TO BANCSHARES IN THE ENVELOPE PROVIDED.

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FOLD AND DETACH HERE

I (We) direct that the shares represented by this appointment of proxy be voted as instructed above. In the absence of any instruction, those shares may be voted by the Proxies “FOR” the election of each nominee named in Proposal 1. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with BancShares’ Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

Dated , 2007

Signature

Signature (if held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

Important: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please send in your appointment of proxy whether or not you plan to attend.